Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-153058) pertaining to the 2007 Share Incentive Plan of Agria Corporation of our report dated October 18, 2013, on the consolidated financial statements of Agria Corporation, which report appears in this Annual Report on Form 20-F for the year ended June 30, 2013.

/s/ GHP Horwath, P.C.

GHP Horwath, P.C.
Denver, Colorado October 18, 2013